Exhibit 10.9

FORM OF ATLAS ENERGY GROUP, LLC

ANNUAL INCENTIVE PLAN FOR SENIOR EXECUTIVES

1.	Purpose

The purpose of the Atlas Energy Group, LLC Annual Incentive Plan for Senior Executives (the “Plan”) is to enhance the ability of Atlas Energy Group, LLC, a Delaware limited liability company (the “Company”), to attract, reward, and retain senior executive employees, to strengthen employee commitment to the success of the Company, and to align employee interests with those of the unit holders by providing variable compensation, based on the achievement of performance objectives. To this end, the Plan provides a means of annually rewarding participants based on the performance of the Company and its business units and, where appropriate, on a Participant’s (as defined below) personal performance.

2.	Definitions

“Award” shall mean an incentive award earned by a Participant under the Plan for any Performance Period.

“Board” shall mean the Board of Directors of the Company.

“Change in Control” means the occurrence of any of the following:

(a) a merger, consolidation, share exchange, division, or other reorganization or transaction of the Company with any entity, other than such a transaction that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the combined voting power immediately after such transaction of the surviving entity’s outstanding securities or, in the case of a division, the outstanding securities of each entity resulting from the division;

(b) the equity holders of the Company approve a plan of complete liquidation or winding-up of the Company;

(c) a sale or disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company;

(d) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election or appointment was approved by a vote of at least 2/3 of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board; or

(e) any other sale of assets or restructuring transaction that has the effect of the enumerated transactions or events described in any of clauses (a) through (d) above.

Notwithstanding the foregoing, with respect to any Award that is subject to Section 409A of the Code, Change in Control shall mean a “change of control event,” as defined in the regulations and guidance issued under Section 409A of the Code. In addition, notwithstanding the foregoing, the Committee may specify a more limited definition of Change in Control for a particular Award, as the Committee deems appropriate.

“Code” shall mean the Internal Revenue Code of 1986, as amended or any successor statute thereto.

“Committee” shall mean the Compensation Committee of the Board.

“Company” shall have the meaning set forth in Section 1.

“Participant” for any Performance Period, shall mean a senior executive employee of the Company or a subsidiary who is designated by the Committee to participate in the Plan.

“Performance Goals” shall mean performance objectives established by the Committee for each Performance Period for the purpose of determining the extent to which a Participant will receive an Award for such Performance Period. The Committee may consider factors including, but not limited to, performance relative to an appropriate group designated by the Committee, total market return and distribution paid to unitholders and factors related to the operation of the business including growth of reserves, growth in production, processing and intake of natural gas, health and safety performance, environmental compliance, and risk management. The aforementioned performance criteria may be considered either individually or in any combination, applied to the Company as a whole, to a subsidiary, to a business unit of the Company or any subsidiary, to an affiliate of the Company or any subsidiary, or to any individual, measured either annually or cumulatively over a period of time. To the extent applicable, the Committee, in determining whether and to what extent a Performance Goal has been achieved, shall use the information set forth in the Company’s audited financial statements and other objectively determinable information. The Performance Goals established by the Committee may be (but need not be) different each Performance Period, and different Performance Goals may be applicable to different Participants.

“Performance Period” shall mean the fiscal year of the Company or any other period of up to 12 months designated by the Committee with respect to which an Award may be earned.

“Plan” shall have the meaning set forth in Section 1.

“Target Award” shall mean the target amount that a Participant will earn as an Award for a Performance Period if the target level of performance is achieved for each of the Performance Goals set by the Committee for the Participant. A Participant’s Target Award shall be determined by the Committee based on the Participant’s responsibility level, position, or such other criteria as the Committee shall determine.

3.	Eligibility

All senior executive employees of the Company and its subsidiaries are eligible to participate in the Plan. The Committee shall designate which senior executive employees shall participate in the Plan for each Performance Period. In order to be eligible to receive an Award with respect to any Performance Period, an employee must be actively employed by the Company or a subsidiary on the last day of the Performance Period, except as provided in Section 7.

4.	Administration

(a) Committee Authority. The Plan shall be administered by the Committee. The Committee shall have full discretionary authority to establish the rules and regulations relating to the Plan, to interpret the Plan and those rules and regulations, to select Participants in the Plan, to determine each Participant’s Target Award and Award amount, to approve all Awards, to decide the facts in any case arising under the Plan and to make all other determinations, including factual determinations, and to take all other actions necessary or appropriate for the proper administration of the Plan, including the delegation of such authority or power, where appropriate. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan, and need not be uniform as to similarly situated individuals.

(b) Committee Determinations. All Awards shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Award, that all decisions and determinations of the Committee shall be final, conclusive, and binding on the Participant, his or her beneficiaries, and any other person having or claiming an interest under such Award. Awards need not be uniform as among Participants. The Committee’s administration of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations, and other actions, shall be final, conclusive, and binding on the Company and all employees of the Company, including the Participants and their respective beneficiaries.

5.	Determination of Awards

(a) Target Awards and Performance Goals. As soon as practicable following the beginning of the Performance Period, the Committee shall determine the senior executive employees who shall be Participants during that Performance Period, each Participant’s Target Award, and the Performance Goals for each Participant, all of which shall be set forth in the Committee’s minutes. The Performance Goals may provide for differing amounts to be paid based on differing thresholds of performance. The Committee shall specify in the minutes how the financial calculations for the Performance Goals will be made, including what, if any, adjustments shall be made in the event of a change in capitalization, extraordinary event, change in applicable accounting rules or principles, or other event. The Committee shall establish a target dollar amount that may be paid to a Participant for the Performance Period. The Company shall notify each Participant of the applicable Performance Goals and other terms of Awards for the Performance Period.

(b) Earning an Award. A Participant will earn an Award for a Performance Period based on the level of achievement of the Performance Goals established by the Committee for that period; provided that the Committee may reduce or increase an Award for any Performance Period based on its assessment of personal performance or other factors.

6.	Payment of Awards

The Committee shall certify and announce the Awards that will be paid by the Company to each Participant as soon as practicable following the final determination of the Company’s financial results for the relevant Performance Period. Subject to the provisions of Section 7, payment of the Awards certified by the Committee shall be made as soon as practicable following the close of the Performance Period, but in any event within 2.5 months after the close of the Performance Period and as otherwise consistent with the requirements of Section 409A of the Code. Awards shall be paid in cash, in equity, or in a combination thereof. Any common or phantom units may be issued under a long-term incentive plan of the Company or of its subsidiaries.

7.	Limitations on Rights to Payment of Awards

(a) Employment. No Participant shall have any right to receive payment of an Award under the Plan for a Performance Period unless the Participant remains in the employ of the Company through the last day of the Performance Period; provided, however, that the Committee may determine that if a Participant’s employment with the Company terminates prior to the end of the Performance Period, the Participant shall remain eligible to receive a prorated portion of any Award that would otherwise have been earned for the Performance Period, in such circumstances as the Committee deems appropriate. If payments are to be made under the Plan after a Participant’s death, such payments shall be made to the personal representative of the Participant’s estate.

(b) Leaves of Absence. If a Participant is on an authorized leave of absence during the Performance Period, the Participant may be eligible to receive a prorated portion of any Award that would otherwise have been earned, as determined by the Committee.

8.	Change in Control

Unless the Committee determines otherwise, if a Change in Control occurs prior to the end of a Performance Period, (a) each Participant shall receive an Award for the Performance Period in which the Change in Control occurs, based on performance measured as of the date of the Change in Control, or as otherwise determined by the Committee, and subject to such adjustment as the Committee deems appropriate, (b) the Performance Period shall end as of the date of the Change in Control, and (c) Awards shall be paid within 60 days after the Change in Control (regardless of whether the Participant remains employed after the Change in Control).

9.	Deferrals

Notwithstanding Section 6, the Committee may permit a Participant to defer receipt of an Award that would otherwise be payable to the Participant. The Committee shall establish rules and procedures for any such deferrals, consistent with the applicable requirements of Section 409A of the Code.

10.	Amendments

The Committee may at any time amend the Plan. No amendment that adversely affects any Participant’s rights to an Award that has been earned prior to the date of the amendment shall be effective unless the Participant consents to the amendment.

11.	Termination

The Committee may terminate the Plan at any time. In the case of termination of the Plan, each Participant may receive all or a portion of the Award that would otherwise have been earned for the then-current Performance Period had the Plan not been terminated, as determined by the Committee. Each Award shall be paid as soon as practicable, but in no event later than 2.5 months after the Performance Period in which the Plan terminates.

12.	Miscellaneous Provisions

(a) No Employment Right. The Plan is not a contract between the Company and any employee or Participant. Neither the establishment of the Plan, nor any action taken hereunder, shall be construed as giving any employee or any Participant any right to be retained in the employ of the Company. The Company is under no obligation to continue the Plan. Nothing contained in the Plan shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board or committees thereof, to change the duties or the character of employment of any employee or to remove any individual from the employment of the Company at any time and for any reason, all of which rights and powers are expressly reserved.

(b) No Assignment. A Participant’s right and interest under the Plan may not be assigned or transferred, except upon death as provided in Section 7 of the Plan, and any attempted assignment or transfer shall be null and void.

(c) No Funding of the Plan; Limitation on Rights. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Awards under the Plan. Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company and any Participant or any other person. No Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company. To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

(d) Obligations to the Company. If a Participant becomes entitled to payment of an Award under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Company, then the Company may offset such amount owed to it against the Award otherwise distributable. Any determination under this Section 12(d) shall be made by the Committee in its sole discretion.

(e) Withholding Taxes. All Awards under the Plan shall be subject to applicable federal (including FICA), state, and local tax withholding requirements. The Company may require that the Participant or his or her personal representative pay to the Company the amount of any federal, state, or local taxes that the Company is required to withhold with respect to such Awards, or the Company may deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Awards.

(f) Compliance with Law. It is the intent of the Company that the Awards under the Plan qualify for the “short-term deferral” exception to Section 409A of the Code. To the extent that any legal requirement of Section 409A of the Code as set forth in the Plan ceases to be required under Section 409A of the Code, that Plan provision shall cease to apply. The Committee may revoke any Award if it is contrary to law or modify an Award to bring it into compliance with any valid and mandatory government regulation.

(g) Governing Law. The validity, construction, interpretation, and effect of the Plan shall exclusively be governed by and determined in accordance with the law of Delaware, without giving effect to the conflict of laws provisions thereof.

Adopted by the Board of Directors on [—], 2015